PRESS RELEASE

COMCAST REPORTS 2nd QUARTER 2020 RESULTS
PHILADELPHIA - July 30, 2020… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended June 30, 2020.
“Our response to COVID-19 has been extraordinarily fast and effective, and our products and brands continue to resonate strongly with our customers across all segments and all geographies. The solid results that we delivered in the quarter highlight the resilience of our company. Cable delivered record second quarter customer relationship net adds, driven by the best second quarter high-speed internet net adds in 13 years. NBCUniversal successfully launched Peacock in Cable’s footprint in April, ahead of the streaming service’s U.S. nationwide launch earlier this month, with 10 million sign-ups to date. NBCUniversal also just recently announced a deal with AMC Theatres in the U.S. that allows Universal to release titles across PVOD platforms after a 17-day exclusive theatrical window. At Sky, our flexible strategy helped retain customers until key sports returned in May and June. Overall, based on our results and the many organic growth opportunities that we have across our company, I am confident in our ability to continue to successfully navigate the impact of COVID-19, and emerge from the crisis even stronger. I could not be more proud of how our teams across Comcast Cable, NBCUniversal and Sky are together managing the business," commented Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation.

($ in millions, except per share data)
	2nd Quarter			Year to Date
Consolidated Results	2020	2019	Change	2020	2019	Change

Revenue	$23,715	$26,858	(11.7%)	$50,324	$53,717	(6.3%)
Net Income Attributable to Comcast	$2,988	$3,125	(4.4%)	$5,135	$6,678	(23.1%)
Adjusted Net Income[1]	$3,170	$3,610	(12.2%)	$6,436	$7,087	(9.2%)
Adjusted EBITDA[2]	$7,927	$8,716	(9.1%)	$16,057	$17,269	(7.0%)
Earnings per Share[3]	$0.65	$0.68	(4.4%)	$1.11	$1.45	(23.4%)
Adjusted Earnings per Share[1]	$0.69	$0.78	(11.5%)	$1.40	$1.54	(9.1%)
Net Cash Provided by Operating Activities	$8,643	$7,040	22.8%	$14,467	$14,271	1.4%
Free Cash Flow[4]	$5,966	$4,246	40.5%	$9,291	$8,838	5.1%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
2nd Quarter 2020 Highlights:

•	Generated Consolidated Adjusted EBITDA of $7.9 Billion, Adjusted EPS of $0.69 and Free Cash Flow of $6.0 Billion

•	Cable Communications Total Customer Relationships Increased by 217,000 in the Quarter, the Best Second Quarter Result on Record

•
Total High-Speed Internet Customer Net Additions Were 323,000 (Not Including Over 600,000 Additional High-Risk or Free Internet Essentials Customers That Still Receive Our Service, But Were Not Included in Reported Results), the Best Second Quarter Result in 13 Years

•	Cable Communications Adjusted EBITDA Increased 5.5% Driven by Strength in High-Speed Internet

•	Cable Communications Extended Its Offer of 60 Days of Free Internet Service to Eligible New Internet Essentials Customers and Free Access to Public Xfinity WiFi Hotspots Through Year-End

•
Successfully Launched Peacock, NBCUniversal's New Highly Anticipated Streaming Service, Free to Xfinity X1 and Flex Customers on April 15, Ahead of National Debut on July 15, With 10 Million Sign-Ups to Date

•	NBCUniversal Re-Opened Universal Orlando Resort and Universal Studios Japan After Temporary Closures Due to COVID-19

•	Sky Successfully Retained 99% of Total Customers and 95% of Sports Subscribers Since the Crisis Began

•	Sky’s Key Sports Have Returned, Including Bundesliga in May and the Premier League and Serie A in June

Consolidated Financial Results
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Revenue for the second quarter of 2020 decreased 11.7% to $23.7 billion. Net Income Attributable to Comcast decreased 4.4% to $3.0 billion. Adjusted Net Income decreased 12.2% to $3.2 billion. Adjusted EBITDA decreased 9.1% to $7.9 billion.

For the six months ended June 30, 2020, revenue decreased 6.3% to $50.3 billion compared to 2019. Net income attributable to Comcast decreased 23.1% to $5.1 billion. Adjusted Net Income decreased 9.2% to $6.4 billion. Adjusted EBITDA decreased 7.0% to $16.1 billion.

Earnings per Share (EPS) for the second quarter of 2020 was $0.65, a decrease of 4.4% compared to the second quarter of 2019. Adjusted EPS decreased 11.5% to $0.69.

For the six months ended June 30, 2020, EPS was $1.11, a 23.4% decrease compared to the prior year. Adjusted EPS decreased 9.1% to $1.40.

Capital Expenditures decreased 8.3% to $2.1 billion in the second quarter of 2020. Cable Communications’ capital expenditures decreased 8.9% to $1.5 billion. NBCUniversal’s capital expenditures decreased 20.9% to $375 million. Sky's capital expenditures increased 22.1% to $215 million.

For the six months ended June 30, 2020, capital expenditures decreased 9.2% to $4.0 billion compared to 2019. Cable Communications' capital expenditures decreased 8.0% to $2.7 billion. NBCUniversal's capital expenditures decreased 18.8% to $752 million. Sky's capital expenditures decreased 5.4% to $412 million.

Net Cash Provided by Operating Activities was $8.6 billion in the second quarter of 2020. Free Cash Flow was $6.0 billion. These results reflect reduced tax payments in the second quarter of 2020 due to the extension of due dates for federal estimated tax payments to the third quarter of 2020.

For the six months ended June 30, 2020, net cash provided by operating activities was $14.5 billion. Free cash flow was $9.3 billion. These results reflect reduced tax payments in the second quarter of 2020 due to the extension of due dates for federal estimated tax payments to the third quarter of 2020.

Dividends paid during the second quarter of 2020 totaled $1.1 billion. For the six months ended June 30, 2020, dividends paid totaled $2.0 billion.

Cable Communications

($ in millions)
	2nd Quarter			Year to Date
	2020	2019	Change	2020	2019	Change
Cable Communications Revenue
High-Speed Internet	$5,000	$4,663	7.2%	$10,001	$9,240	8.2%
Video	5,415	5,594	(3.2%)	11,047	11,222	(1.6%)
Voice	877	982	(10.7%)	1,776	1,972	(9.9%)
Wireless	326	244	33.9%	669	469	42.6%
Business Services	2,004	1,933	3.6%	4,047	3,824	5.8%
Advertising	428	607	(29.6%)	985	1,163	(15.3%)
Other	378	427	(11.0%)	821	840	(2.1%)
Cable Communications Revenue	$14,428	$14,450	(0.2%)	$29,346	$28,730	2.1%

Cable Communications Adjusted EBITDA	$6,176	$5,854	5.5%	$12,252	$11,582	5.8%
Adjusted EBITDA Margin	42.8%	40.5%		41.7%	40.3%

Cable Communications Capital Expenditures	$1,452	$1,594	(8.9%)	$2,721	$2,957	(8.0%)
Percent of Cable Communications Revenue	10.1%	11.0%		9.3%	10.3%

Revenue for Cable Communications of $14.4 billion was consistent with the prior year period, reflecting increases in high-speed internet, wireless and business services revenue, offset by decreases in video, advertising, voice and other revenue. These results were negatively impacted by COVID-19, including accrued customer regional sports network (RSN) fee adjustments, reduced advertising revenue, lower revenue due to Xfinity's commitment to the FCC's Keep Americans Connected Pledge and our efforts to assist our customers during this crisis. High-speed internet revenue increased 7.2%, reflecting an increase in the number of residential high-speed internet customers and an increase in average rates. Average rates would have been higher if it were not for waived fees due to COVID-19 and the impacts of the customer RSN fee adjustments. Wireless revenue increased 33.9%, primarily reflecting an increase in the number of customer lines. Business services revenue increased 3.6%, reflecting an increase in the number of customers receiving our services compared to the prior year period and increases in average rates. The rates of growth were reduced due to the negative impacts of COVID-19 on small businesses. Video revenue decreased 3.2%, reflecting a decrease in the number of residential video customers, partially offset by an increase in average rates. Average rates were negatively impacted by the impacts of the customer RSN fee adjustments, partially offset by higher pay-per-view revenue. Advertising revenue decreased 29.6%, primarily reflecting reduced advertiser spending due to COVID-19, partially offset by an increase in political advertising revenue. Voice revenue decreased 10.7%, due to decreases in average rates and in the number of residential voice customers. Other revenue decreased 11.0%, reflecting lower revenue due to waived late fees and a decline in revenue associated with our security and automation services, partially offset by an increase in revenue from licensing our X1 and technology platforms.

For the six months ended June 30, 2020, Cable revenue increased 2.1% to $29.3 billion compared to 2019, driven by growth in high-speed internet, business services and wireless revenue, partially offset by a decrease in voice, advertising, video and other revenue. These results were negatively impacted by COVID-19, including accrued customer RSN fee adjustments, reduced advertising revenue, lower revenue due to Xfinity's commitment to the FCC's Keep Americans Connected Pledge and our efforts to assist our customers during this crisis.

Total Customer Relationships increased by 217,000 to 32.1 million in the second quarter of 2020. Residential customer relationships increased by 241,000 and business customer relationships decreased by 24,000. Total high-speed internet customer net additions were 323,000, which does not include over 600,000 additional high-risk or free Internet Essentials customers that still receive our service, but were not included in reported results. Total video customer net losses were 477,000 and total voice customer net losses were 158,000. In addition, Cable Communications added 126,000 wireless lines in the quarter.

(in thousands)
			Net Additions
	2Q20	2Q19	2Q20	2Q19
Customer Relationships
Residential Customer Relationships	29,750	28,508	241	123
Business Services Customer Relationships	2,384	2,356	(24)	29
Total Customer Relationships	32,134	30,864	217	152

Residential Customer Relationships Mix
One Product Residential Customers	11,332	9,526	531	231
Two Product Residential Customers	8,742	8,952	(107)	(57)
Three or More Product Residential Customers	9,676	10,030	(184)	(50)

Residential High-Speed Internet Customers	27,220	25,631	340	182
Business Services High-Speed Internet Customers	2,209	2,176	(17)	28
Total High-Speed Internet Customers	29,429	27,807	323	209

Residential Video Customers	19,473	20,642	(427)	(209)
Business Services Video Customers	894	999	(51)	(15)
Total Video Customers	20,367	21,641	(477)	(224)

Residential Voice Customers	9,698	10,008	(142)	(82)
Business Services Voice Customers	1,331	1,324	(16)	17
Total Voice Customers	11,029	11,331	(158)	(65)

Total Wireless Lines	2,393	1,586	126	181

Adjusted EBITDA for Cable Communications increased 5.5% to $6.2 billion in the second quarter of 2020, reflecting revenue that was consistent with the prior year period as well as a 4.0% decrease in operating expenses. Total operating expenses benefited from adjustments for provisions in our programming distribution agreements with RSNs related to canceled sporting events as a result of COVID-19. Programming costs decreased 5.0%, primarily due to the adjustment provisions. Excluding these adjustments, programming costs increased due to higher retransmission consent and sports programming fees, partially offset by a decline in the number of video subscribers. Non-programming expenses decreased 3.4%, primarily reflecting lower advertising, marketing and promotion expenses, other operating expenses and customer service expenses, partially offset by higher technical and product support expenses. Non-programming expenses per customer relationship decreased 7.1%. Non-programming expenses included additional compensation costs for certain personnel and increases in administrative and bad debt expenses as a result of COVID-19, that were more than offset by cost saving initiatives and a reduction in activity in some aspects of our business. Adjusted EBITDA per customer relationship increased 1.4%, and Adjusted EBITDA margin was 42.8% compared to 40.5% in the second quarter of 2019. While the accrued RSN adjustments did not impact Adjusted EBITDA in the second quarter of 2020, they resulted in an increase to Adjusted EBITDA margin. Cable Communications results include a loss of $37 million from our wireless business, compared to a loss of $88 million in the prior year period.

For the six months ended June 30, 2020, Cable Adjusted EBITDA increased 5.8% to $12.3 billion compared to 2019, reflecting higher revenue and flat expenses. Programming costs decreased 1.6% primarily due to adjustments for provisions in our programming distribution agreements with RSNs related to canceled sporting events as a result of COVID-19. Excluding these adjustments, programming costs increased due to an increase in retransmission consent and sports programming fees, partially offset by a decline in the number of video subscribers. Non-programming expenses increased 0.5%, reflecting higher costs as a result of COVID-19, partially offset by cost savings initiatives. For the six months ended June 30, 2020, Adjusted EBITDA per customer relationship increased 1.8%, and Adjusted EBITDA margin was 41.7% compared to 40.3% in 2019. While the accrued RSN adjustments did not impact Adjusted EBITDA for the six months ended June 30, 2020, they resulted in an increase to Adjusted EBITDA margin. Cable Communications results include a loss of $96 million from our wireless business, compared to a loss of $191 million in the prior year period.

Capital Expenditures for Cable Communications decreased 8.9% to $1.5 billion in the second quarter of 2020, primarily reflecting decreased investment in customer premise equipment, partially offset by increased investment in scalable infrastructure. Cable capital expenditures represented 10.1% of Cable revenue in the second quarter of 2020 compared to 11.0% in last year's second quarter.

For the six months ended June 30, 2020, Cable capital expenditures decreased 8.0% to $2.7 billion, primarily reflecting decreased investment in customer premise equipment, partially offset by increased investment in scalable infrastructure. Cable capital expenditures represented 9.3% of Cable revenue compared to 10.3% in 2019.

NBCUniversal

($ in millions)
	2nd Quarter			Year to Date
	2020	2019	Change	2020	2019	Change
NBCUniversal Revenue
Cable Networks	$2,515	$2,947	(14.7%)	$5,374	$5,815	(7.6%)
Broadcast Television	2,364	2,402	(1.6%)	5,048	4,869	3.7%
Filmed Entertainment	1,194	1,457	(18.1%)	2,564	3,225	(20.5%)
Theme Parks	87	1,464	(94.1%)	956	2,740	(65.1%)
Headquarters, other and eliminations	(36)	(64)	NM	(84)	(130)	NM
NBCUniversal Revenue	$6,124	$8,206	(25.4%)	$13,858	$16,519	(16.1%)

NBCUniversal Adjusted EBITDA
Cable Networks	$1,243	$1,201	3.5%	$2,491	$2,463	1.1%
Broadcast Television	641	534	20.0%	1,142	921	24.0%
Filmed Entertainment	228	183	24.8%	334	547	(38.8%)
Theme Parks	(399)	590	(167.7%)	(323)	1,088	(129.7%)
Headquarters, other and eliminations	(75)	(184)	NM	(259)	(358)	NM
NBCUniversal Adjusted EBITDA	$1,638	$2,324	(29.5%)	$3,385	$4,661	(27.4%)

Revenue for NBCUniversal decreased 25.4% to $6.1 billion in the second quarter of 2020. Adjusted EBITDA decreased 29.5% to $1.6 billion.

For the six months ended June 30, 2020, NBCUniversal revenue decreased 16.1% to $13.9 billion compared to last year's results. Adjusted EBITDA decreased 27.4% to $3.4 billion.

Cable Networks
Cable Networks revenue decreased 14.7% to $2.5 billion in the second quarter of 2020, reflecting lower distribution revenue and advertising revenue, partially offset by higher content licensing and other revenue. Distribution revenue decreased 14.8%, reflecting credits accrued at some of our RSNs resulting from the reduced number of games planned by professional sports leagues due to COVID-19 and a decline in subscribers, partially offset by contractual rate increases. Advertising revenue decreased 27.0%, due to reduced spending from advertisers as a result of COVID-19, including from the postponement or cancellation of sporting events, and continued ratings declines at our networks. Content licensing and other revenue increased 23.1%, due to the timing of content provided under licensing agreements, including transactions with Peacock in the second quarter of 2020. Adjusted EBITDA increased 3.5% to $1.2 billion in the second quarter of 2020, reflecting lower revenue that was more than offset by lower operating costs. The decrease in operating costs was driven by lower programming and production expenses, primarily reflecting the postponement or cancellation of sporting events due to COVID-19.

For the six months ended June 30, 2020, revenue from the Cable Networks segment decreased 7.6% to $5.4 billion compared to 2019, reflecting lower distribution and advertising revenue, partially offset by higher content licensing and other revenue. Adjusted EBITDA increased 1.1% to $2.5 billion compared to 2019, reflecting lower revenue, more than offset by lower operating costs. The decrease in operating costs was driven by lower programming and production costs, primarily reflecting the postponement or cancellation of sporting events due to COVID-19.

Broadcast Television
Broadcast Television revenue decreased 1.6% to $2.4 billion in the second quarter of 2020, reflecting lower advertising revenue, partially offset by higher content licensing revenue and distribution and other revenue. Advertising revenue decreased 27.9%, due to reduced spending from advertisers as a result of COVID-19, including from the postponement or cancellation of sporting events, and continued ratings declines. Content licensing revenue increased 58.5%, primarily due to the timing of content provided under licensing agreements, including transactions with Peacock in the second quarter of 2020. Distribution and other revenue increased 9.2%, primarily due to higher retransmission consent fees. Adjusted EBITDA increased 20.0% to $641 million in the second quarter of 2020, reflecting lower revenue more than offset by lower operating costs.

For the six months ended June 30, 2020, revenue from the Broadcast Television segment increased 3.7% to $5.0 billion compared to 2019, reflecting an increase in content licensing and distribution and other revenue, partially offset by a decrease in advertising revenue. Adjusted EBITDA increased 24.0% to $1.1 billion compared to 2019, reflecting higher revenue and lower operating costs.

Filmed Entertainment
Filmed Entertainment revenue decreased 18.1% to $1.2 billion in the second quarter of 2020, primarily reflecting lower theatrical revenue and other revenue, partially offset by higher content licensing revenue. Theatrical revenue decreased 96.8%, reflecting theater closures as a result of COVID-19 and the strong performances of films in the prior year period, including The Secret Life of Pets 2. Other revenue decreased 59.6%, primarily due to decreases in revenue from our movie ticketing, entertainment and live stage play businesses, which were impacted by theater and entertainment venue closures as a result of COVID-19. Content licensing revenue increased 19.5%, driven by the performance of certain 2020 releases that were made available on premium video on demand, including Trolls World Tour and The King of Staten Island, as well as the timing of when content was made available under licensing agreements, including transactions with Peacock in the second quarter of 2020. Adjusted EBITDA increased 24.8% to $228 million in the second quarter of 2020, reflecting lower revenue that was more than offset by lower operating costs. The decrease in operating costs was primarily driven by lower advertising, marketing and promotion expenses due to lower spending on current period releases as a result of COVID-19.

For the six months ended June 30, 2020, revenue from the Filmed Entertainment segment decreased 20.5% to $2.6 billion compared to 2019, primarily reflecting lower theatrical revenue and other revenue. Adjusted

EBITDA decreased 38.8% to $334 million compared to 2019, reflecting lower revenue, partially offset by lower operating costs.

Theme Parks
Theme Parks revenue decreased 94.1% to $87 million in the second quarter of 2020, primarily due to the temporary closures of our theme parks as a result of COVID-19. Universal Orlando Resort and Universal Studios Japan reopened with limited capacity in June, while Universal Studios Hollywood remains closed. Theme Parks Adjusted EBITDA loss was $399 million in the second quarter of 2020, reflecting lower revenue, partially offset by lower operating costs.

For the six months ended June 30, 2020, revenue from the Theme Parks segment decreased 65.1% to $956 million compared to 2019, primarily due to the temporary closures of Universal Studios Japan in late February and Universal Orlando Resort and Universal Studios Hollywood in mid-March as a result of COVID-19. Theme Parks Adjusted EBITDA loss was $323 million, reflecting lower revenue, partially offset by lower operating costs.

Headquarters, Other and Eliminations
NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended June 30, 2020, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $75 million, compared to a loss of $184 million in the second quarter of 2019.

For the six months ended June 30, 2020, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $259 million compared to a loss of $358 million in 2019.

Sky

($ in millions)
	2nd Quarter				Year to Date
	2020	2019	Change	Constant Currency Change[5]	2020	2019	Change	Constant Currency Change[5]
Sky Revenue
Direct-to-Consumer	$3,524	$3,889	(9.4%)	(6.7%)	$7,203	$7,723	(6.7%)	(4.3%)
Content	234	376	(37.7%)	(35.7%)	559	746	(25.1%)	(23.3%)
Advertising	321	563	(43.0%)	(41.2%)	834	1,156	(27.9%)	(26.1%)
Sky Revenue	$4,079	$4,828	(15.5%)	(12.9%)	$8,596	$9,625	(10.7%)	(8.4%)

Sky Operating Costs and Expenses	$3,330	$4,056	(17.9%)	(15.5%)	$7,296	$8,190	(10.9%)	(8.6%)

Sky Adjusted EBITDA	$749	$772	(2.9%)	0.2%	$1,300	$1,435	(9.4%)	(7.2%)
Adjusted EBITDA Margin	18.4%	16.0%			15.1%	14.9%

Revenue for Sky decreased 15.5% to $4.1 billion in the second quarter of 2020. Excluding the impact of currency, revenue decreased 12.9%, driven by lower direct-to-consumer revenue, advertising revenue and content revenue. Direct-to-consumer revenue decreased 6.7% to $3.5 billion, primarily reflecting a decrease in average revenue per customer relationship, driven by the impacts of COVID-19, which resulted in lower sports subscription revenues, as well as decreases in customers receiving our services. Advertising revenue decreased 41.2% to $321 million, primarily due to overall market weakness, which was worsened by COVID-19, as well as an unfavorable impact from a change in legislation related to gambling advertisements in the UK and Italy. Content revenue decreased 35.7% to $234 million, due to lower revenue from sports programming as a result of the postponement of sporting events due to COVID-19.

For the six months ended June 30, 2020, Sky revenue decreased 10.7% to $8.6 billion compared to 2019. Excluding the impact of currency, revenue decreased 8.4%, reflecting lower direct-to-consumer, advertising and content revenue.

Total Customer Relationships decreased by 214,000 to 23.7 million in the second quarter of 2020, reflecting the postponement of sporting events and the suspension of certain sales channels due to COVID-19.

(in thousands)
	Customers		Net Additions
	2Q20	2Q19	2Q20	2Q19
Total Customer Relationships	23,716	24,016	(214)	304

Adjusted EBITDA for Sky decreased 2.9% to $749 million in the second quarter of 2020. Excluding the impact of currency, Adjusted EBITDA was consistent with the prior year period, reflecting lower revenue, offset by lower operating costs. The decrease in operating costs was primarily driven by lower programming and production costs reflecting the postponement of sporting events due to COVID-19.

For the six months ended June 30, 2020, Sky Adjusted EBITDA decreased 9.4% to $1.3 billion compared to 2019. Excluding the impact of currency, Adjusted EBITDA decreased 7.2%.

Corporate, Other and Eliminations

Corporate and Other
Corporate and Other primarily relates to corporate operations, Comcast Spectacor and Peacock. Revenue for the quarter ended June 30, 2020 was $46 million, a decrease of $10 million compared to 2019. Corporate and Other Adjusted EBITDA loss was $506 million, an increase of $293 million compared to 2019, due to certain costs incurred in the second quarter of 2020 in response to COVID-19, including severance and restructuring charges related to our NBCUniversal segments, which are presented in Corporate and Other, and costs associated with Peacock.

For the six months ended June 30, 2020, Corporate and Other revenue was $166 million, relatively flat compared to 2019. Corporate and Other Adjusted EBITDA loss was $758 million, an increase of $358 million compared to 2019, primarily driven by severance and restructuring costs, and costs associated with Peacock.

Eliminations
Eliminations reflects the accounting for transactions between Cable Communications, NBCUniversal, Sky and Corporate and Other. Revenue eliminations for the quarter ended June 30, 2020 were $962 million compared to $682 million in 2019, and Adjusted EBITDA eliminations were $130 million compared to $21 million in 2019. The increases were primarily driven by the licensing of content between our NBCUniversal segments and Peacock.

For the six months ended June 30, 2020, revenue eliminations were $1.6 billion compared to $1.3 billion in 2019, and Adjusted EBITDA eliminations were $122 million compared to $9 million in 2019. The increases were primarily driven by the licensing of content between our NBCUniversal segments and Peacock.

Notes:

1
We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.

2
We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.

3	All earnings per share amounts are presented on a diluted basis.

4
We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.

5
Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, July 30, 2020 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 5765399. A replay of the call will be available starting at 12:00 p.m. ET on July 30, 2020, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, August 6, 2020 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 5765399.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.
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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.
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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with three primary businesses: Comcast Cable, NBCUniversal, and Sky. Comcast Cable is one of the United States’ largest high-speed internet, video, and phone providers to residential customers under the Xfinity brand, and also provides these services to businesses. It also provides wireless and security and automation services to residential customers under the Xfinity brand. NBCUniversal is global and operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures, and Universal Parks and Resorts. Sky is one of Europe's leading media and entertainment companies, connecting customers to a broad range of video content through its pay television services. It also provides communications services, including residential high-speed internet, phone, and wireless services. Sky operates the Sky News broadcast network and sports and entertainment networks, produces original content, and has exclusive content rights.
Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$23,715	$26,858	$50,324	$53,717

Costs and expenses
Programming and production	6,817	8,255	15,118	16,824
Other operating and administrative	7,646	8,086	15,900	15,986
Advertising, marketing and promotion	1,341	1,885	3,279	3,773
Depreciation	2,099	2,197	4,206	4,437
Amortization	1,165	1,079	2,322	2,159
	19,068	21,502	40,825	43,179

Operating income	4,647	5,356	9,499	10,538

Interest expense	(1,112)	(1,137)	(2,324)	(2,287)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	300	(202)	(368)	60
Realized and unrealized gains (losses) on equity securities, net	5	194	(53)	408
Other income (loss), net	115	(47)	125	153
	420	(55)	(296)	621

Income before income taxes	3,955	4,164	6,879	8,872

Income tax expense	(946)	(961)	(1,646)	(2,037)

Net income	3,009	3,203	5,233	6,835

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	21	78	98	157

Net income attributable to Comcast Corporation	$2,988	$3,125	$5,135	$6,678

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.65	$0.68	$1.11	$1.45

Diluted weighted-average number of common shares	4,607	4,607	4,611	4,600

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Six Months Ended
(in millions)	June 30,
	2020	2019

OPERATING ACTIVITIES
Net income	$5,233	$6,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,528	6,596
Share-based compensation	621	533
Noncash interest expense (income), net	352	168
Net (gain) loss on investment activity and other	399	(367)
Deferred income taxes	(84)	466
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	900	295
Film and television costs, net	573	970
Accounts payable and accrued expenses related to trade creditors	(879)	(815)
Other operating assets and liabilities	824	(410)

Net cash provided by operating activities	14,467	14,271

INVESTING ACTIVITIES
Capital expenditures	(3,957)	(4,355)
Cash paid for intangible assets	(1,219)	(1,078)
Construction of Universal Beijing Resort	(708)	(450)
Acquisitions, net of cash acquired	(198)	(114)
Proceeds from sales of businesses and investments	2,042	150
Purchases of investments	(471)	(1,605)
Other	33	38

Net cash provided by (used in) investing activities	(4,478)	(7,414)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	—	(801)
Proceeds from borrowings	13,612	363
Repurchases and repayments of debt	(10,712)	(4,156)
Repurchases of common stock under employee plans	(269)	(350)
Dividends paid	(2,028)	(1,823)
Other	(2,128)	35

Net cash provided by (used in) financing activities	(1,525)	(6,732)

Impact of foreign currency on cash, cash equivalents and restricted cash	(77)	(15)

Increase (decrease) in cash, cash equivalents and restricted cash	8,387	110

Cash, cash equivalents and restricted cash, beginning of period	5,589	3,909

Cash, cash equivalents and restricted cash, end of period	$13,976	$4,019

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	June 30,	December 31,
	2020	2019
ASSETS

Current Assets
Cash and cash equivalents	$13,935	$5,500
Receivables, net	10,227	11,292
Programming rights	—	3,877
Other current assets	3,323	4,723
Total current assets	27,485	25,392

Film and television costs	12,213	8,933

Investments	6,845	6,989

Investment securing collateralized obligation	533	694

Property and equipment, net	48,985	48,322

Goodwill	67,354	68,725

Franchise rights	59,365	59,365

Other intangible assets, net	34,186	36,128

Other noncurrent assets, net	9,012	8,866

	$265,978	$263,414

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$10,426	$10,826
Accrued participations and residuals	1,800	1,730
Deferred revenue	2,403	2,768
Accrued expenses and other current liabilities	9,770	10,516
Current portion of long-term debt	4,046	4,452
Total current liabilities	28,445	30,292

Long-term debt, less current portion	100,764	97,765

Collateralized obligation	5,167	5,166

Deferred income taxes	27,947	28,180

Other noncurrent liabilities	17,608	16,765

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,256	1,372

Equity
Comcast Corporation shareholders' equity	83,614	82,726
Noncontrolling interests	1,177	1,148
Total equity	84,791	83,874

	$265,978	$263,414

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2020	2019	2020	2019
Net income attributable to Comcast Corporation	$2,988	$3,125	$5,135	$6,678
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	21	78	98	157
Income tax expense	946	961	1,646	2,037
Interest expense	1,112	1,137	2,324	2,287
Investment and other (income) loss, net	(420)	55	296	(621)
Depreciation and amortization	3,264	3,276	6,528	6,596
Adjustments (1)	16	84	30	135
Adjusted EBITDA	$7,927	$8,716	$16,057	$17,269

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2020	2019	2020	2019
Net cash provided by operating activities	$8,643	$7,040	$14,467	$14,271
Capital expenditures	(2,076)	(2,263)	(3,957)	(4,355)
Cash paid for capitalized software and other intangible assets	(601)	(531)	(1,219)	(1,078)
Total Free Cash Flow	$5,966	$4,246	$9,291	$8,838

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2020	2019	2020	2019
Adjusted EBITDA	$7,927	$8,716	$16,057	$17,269
Capital expenditures	(2,076)	(2,263)	(3,957)	(4,355)
Cash paid for capitalized software and other intangible assets	(601)	(531)	(1,219)	(1,078)
Cash interest expense	(945)	(1,141)	(1,936)	(2,111)
Cash taxes	(52)	(1,445)	(333)	(1,634)
Changes in operating assets and liabilities	1,378	630	(15)	95
Noncash share-based compensation	323	288	621	533
Other (2)	12	(8)	73	119
Total Free Cash Flow	$5,966	$4,246	$9,291	$8,838

(1)
2nd quarter and year to date 2020 Adjusted EBITDA exclude $16 million and $30 million of other operating and administrative expense, respectively, related to the Sky transaction. 2nd quarter and year to date 2019 Adjusted EBITDA exclude $84 million and $135 million of other operating and administrative expense, respectively, related to the Sky transaction.

(2)
2nd quarter and year to date 2020 include decreases of $16 million and $30 million of costs related to the Sky transaction, respectively, as these amounts are excluded from Adjusted EBITDA. 2nd quarter and year to date 2019 include decreases of $84 million and $135 million of costs related to the Sky transaction, respectively, as these amounts are excluded from Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,

	2020		2019		2020		2019
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$2,988	$0.65	$3,125	$0.68	$5,135	$1.11	$6,678	$1.45
Change	(4.4%)	(4.4%)			(23.1%)	(23.4%)

Amortization of acquisition-related intangible assets (1)	449	0.10	395	0.08	907	0.20	795	0.17
Investments (2)	(280)	(0.06)	(20)	—	264	0.06	(458)	(0.09)
Items affecting period-over-period comparability:
Loss on early redemption of debt (3)	—	—	—	—	106	0.02	—	—
Costs related to Sky transaction (4)	13	—	68	0.01	24	0.01	109	0.02
Purchase accounting adjustments (5)	—	—	—	—	—	—	39	0.01
Gains and losses related to businesses and investments (6)	—	—	42	0.01	—	—	(76)	(0.02)

Adjusted Net income and Adjusted EPS	$3,170	$0.69	$3,610	$0.78	$6,436	$1.40	$7,087	$1.54
Change	(12.2%)	(11.5%)			(9.2%)	(9.1%)

(1)
Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Amortization of acquisition-related intangible assets before income taxes	$565	$499	$1,140	$1,003
Amortization of acquisition-related intangible assets, net of tax	$449	$395	$907	$795

(2)
Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for our investments in Atairos and Hulu (following May 2019 transaction).

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Realized and unrealized (gains) losses on equity securities, net	($5)	($194)	$53	($408)
Equity in net (income) losses of investees, net	(367)	166	296	(208)
Investments before income taxes	(372)	(28)	349	(616)
Investments, net of tax	($280)	($20)	$264	($458)

(3)	2020 year to date net income attributable to Comcast Corporation includes $140 million of interest expense, $106 million net of tax, resulting from the early redemption of debt.

(4)
2nd quarter and year to date 2020 net income attributable to Comcast Corporation includes $16 million and $30 million of operating costs and expenses, $13 million and $24 million net of tax, respectively, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities. 2nd quarter and year to date 2019 net income attributable to Comcast Corporation includes $84 million and $135 million of operating costs and expenses, $68 million and $109 million net of tax, respectively, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities.

(5)
2019 year to date net income attributable to Comcast Corporation includes $53 million of depreciation and amortization expense, $39 million net of tax, related to the 4th quarter 2018, as a result of adjustments to the purchase price allocation of Sky, primarily related to intangible assets and property and equipment.

(6)
2nd quarter 2019 net income attributable to Comcast Corporation includes $56 million of other losses, $42 million net of tax, related to an impairment of an equity method investment. 2019 year to date net income attributable to Comcast Corporation also includes $159 million of other income, $118 million net of tax, related to our investment in Hulu.

Note: Minor differences may exist due to rounding.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

(in millions)	2020	2019(1)	Change	2020	2019(1)	Change

Direct-to-Consumer	$3,524	$3,774	(6.7%)	$7,203	$7,525	(4.3%)
Content	234	364	(35.7%)	559	727	(23.3%)
Advertising	321	547	(41.2%)	834	1,127	(26.1%)
Revenue	$4,079	$4,685	(12.9%)	$8,596	$9,379	(8.4%)

Operating costs and expenses	$3,330	$3,938	(15.5%)	$7,296	$7,980	(8.6%)

Adjusted EBITDA	$749	$747	0.2%	$1,300	$1,399	(7.2%)

(1)
2019 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.

Note: Minor differences may exist due to rounding.